Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 26, 2009 on the financial statements of Electro-Optical Sciences, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and our report dated February 26, 2009 on our audit of the Company’s internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form S-3, to be filed on our about May 15, 2009.
/s/ Eisner LLP
New York, New York
May 13, 2008